EXHIBIT 10.22                                                       Page 1 of 13

                    CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT

THIS CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made effective as of November 1, 2003, by and between HENRIK C. SLIPSAGER ("Executive") and ABM INDUSTRIES INCORPORATED ("Company") for itself and on behalf of its subsidiary corporations as applicable herein.

WHEREAS, Company is engaged in the building maintenance and related service businesses, and

WHEREAS, Executive is experienced in the administration, finance, marketing, and/or operation of such services, and

WHEREAS, Company has invested significant time and money to develop proprietary trade secrets and other confidential business information, as well as invaluable goodwill among its customers, sales prospects and employees, and

WHEREAS, Executive wishes to, or has been and desires to remain employed by Company, and to utilize such proprietary trade secrets, other confidential business information and goodwill, and

WHEREAS, Company has disclosed or will disclose to Executive such proprietary trade secrets and other confidential business information which Executive will utilize in the performance of this Agreement;

NOW THEREFORE, Executive and Company agree as follows:

A. EMPLOYMENT: Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

B. TITLE: Executive's title shall be President and Chief Executive Officer of Company, subject to modification as mutually agreed upon by both Company and Executive.


C. DUTIES & RESPONSIBILITIES: Executive shall be expected to assume and perform such executive or managerial duties and responsibilities as are assigned from time-to-time by the Company's Board of Directors or its designated committee, to whom Executive shall report and be accountable.

D. TERM OF AGREEMENT: Employment hereunder shall be deemed effective as of November 1, 2003, for a term of two years ("Initial Term"), unless sooner terminated pursuant to Paragraph O hereof, or later extended pursuant to Paragraph N hereof ("Extended Term").

E. PRINCIPAL OFFICE: During the Initial Term and any Extended Term, as applicable, of this Agreement, Executive shall be based at a Company office located in San Francisco in the state of California ("State of Employment"), or such other location as shall be mutually agreed upon by Company and Executive.

F. COMPENSATION: Company agrees to compensate Executive, and Executive agrees to accept as compensation in full, for Executive's assumption and performance of duties and responsibilities pursuant to this
         Agreement:

                                      INITIALS: EXECUTIVE /s/HCS  COMPANY /s/MCH

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EXHIBIT 10.22                                                       Page 2 of 13

         1. SALARY: A salary paid in equal installments of no less frequently than semi-monthly at the annual rate set forth in Paragraph X.1 hereof.

         2. BONUS: A bonus or other incentive or contingent compensation, if any, pursuant to Paragraph X.2 hereof.

         3. FRINGE BENEFITS: Executive shall receive the then current fringe benefits generally provided by Company to all of its Executives. Such benefits may include but not be limited to the use of a Company-leased car or a car allowance, group health benefits, long-term disability benefits, group life insurance, sick leave and vacation. Each of these fringe benefits is subject to the applicable Company policy at all times. Executive expressly agrees that should he or she terminate employment with Company for the purpose of being re-employed by a Company affiliate, he or she shall "carry-over" any previously accrued but unused vacation balance to the books of the affiliate.

                  Company reserves the right to add, increase, reduce or eliminate any fringe benefit at any time, but no such benefit or benefits shall be reduced or eliminated as to Executive unless generally reduced or eliminated as to comparable executives within the Company.

         4. LIMIT: To the extent that any compensation to be paid to Executive under this Agreement would be non-deductible by the Company as a result of the $1 million compensation limit provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), then such compensation shall not be paid out to Executive at that time but shall instead be deferred and paid without interest to Executive (subject to applicable withholding and only to the extent that payment of such deferred amount is fully deductible under Code Section 162(m)) in the first month of the taxable year following the taxable year of deferral. If the subsequent payment of the deferral is itself subject to further deferral pursuant to this Paragraph F.4, then such further deferred amount shall instead be paid in the first month of the next following taxable year.

G. PAYMENT OR REIMBURSEMENT OF BUSINESS EXPENSES: Company shall pay directly or reimburse Executive for reasonable business expenses of Company incurred by Executive in connection with Company business, and approved in accordance with policies and procedures adopted by the Audit Committee of the Board of Directors (the "Board"), upon presentation by Executive within sixty (60) days after incurring such expense of an itemized request for payment including the date, nature, recipient, purpose and amount of each such expense, accompanied by receipts for all such expenses in accordance with Company policy.

H. BUSINESS CONDUCT: Executive shall comply with all applicable laws pertaining to the performance of this Agreement, and with all lawful and ethical rules, regulations, policies, codes of conduct, procedures and instructions of Company, including but not limited to the following:

         1. GOOD FAITH: Executive shall not act in any way contrary to the best interest of Company. Executive agrees that if he or she is approached by any person to discuss a possible acquisition or other transaction that could result in a change of control of the Company, Executive will immediately advise the Company's

                                      INITIALS: EXECUTIVE /s/HCS  COMPANY /s/MCH

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EXHIBIT 10.22                                                       Page 3 of 13

                  General Counsel and Chair of the Nominating, Governance and Succession Committee of the Board.

         2. BEST EFFORTS: During all full-time employment hereunder, Executive shall devote full working time and attention to Company. Notwithstanding any other agreement to the contrary, Executive shall not at any time be directly or indirectly employed by, own, operate, assist or otherwise be involved, invested or associated in any business that is similar or competitive to any business of Company; except that Executive may own up to five percent (5%) of such publicly-held business(es), provided that Executive: (a) shall give Company notice(s) of any such ownership exceeding two percent (2%), in accordance with Paragraph W hereof, and (b) shall not at any time be directly or indirectly employed by or operate, assist, or otherwise be involved or associated with any such business(es).

         3. VERACITY: Executive shall make no claims or promises to any employee, supplier, contractor, customer or sales prospect of Company that are unauthorized by Company or are in any way untrue.

         4. DRIVER'S LICENSE: Executive shall have a driver's permit issued by Company and shall carry a valid driver's license issued by his or her state of domicile or the State of Employment hereunder whenever Executive is driving any motor vehicle in connection with Company business. Executive agrees to immediately notify Company in writing if Executive's driver's license is lost, expired, restricted, suspended or revoked for any reason whatsoever.

         5. CODE OF CONDUCT: Executive agrees to fully comply with and annually execute a certification of compliance with the Company's Code of Business Conduct and Ethics.

         6. OTHER LAWS: Executive agrees to fully comply with the other laws and regulations that govern his performance and receipt of compensation under this Agreement, including but not limited to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

I. NO CONFLICT: Executive represents to Company that Executive is not bound by any contract with a previous employer or with any other business that might prevent Executive from entering into this Agreement. Executive further represents that he or she is not bound by any other contracts or covenants that in any way restrict or limit Executive's activities in relation to his or her employment with Company that have not been fully disclosed to Company prior to the signing of this Agreement.

J. COMPANY PROPERTY: Company shall, from time to time, entrust to the care, custody and control of Executive certain of Company's property, such as motor vehicles, equipment, supplies, passwords and documents. Such documents may include, but shall not be limited to customer lists, financial statements, cost data, price lists, invoices, forms, electronic files and media, mailing lists, contracts, reports, manuals, personnel files or directories, correspondence, business cards, copies or notes made from Company documents and documents compiled or prepared by Executive for Executive's use in connection with Company business. Executive specifically acknowledges that all such items, including passwords and documents, are the property of Company, notwithstanding their preparation, care, custody, control or possession by Executive at any time(s) whatsoever.

                                      INITIALS: EXECUTIVE /s/HCS  COMPANY /s/MCH

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EXHIBIT 10.22                                                       Page 4 of 13

K. GOODWILL & PROPRIETARY INFORMATION: In connection with Executive's employment hereunder:

         1. PROPRIETARY INFORMATION: Executive agrees to utilize and further Company's goodwill ("Goodwill") among its customers, sales prospects and employees, and acknowledges that Company may disclose to Executive and Executive may disclose to Company, proprietary trade secrets and other confidential information not in the public domain ("Proprietary Information") including but not limited to specific customer data such as: (a) the identity of Company's customers and sales prospects, (b) the nature, extent, frequency, methodology, cost, price and profit associated with its services and products purchased from Company, (c) any particular needs or preferences regarding its service or supply requirements, (d) the names, office hours, telephone numbers and street addresses of its purchasing agents or other buyers, (e) its billing procedures, (f) its credit limits and payment practices, and (g) its organization structure.

         2. DUTY OF LOYALTY: Executive agrees that such Proprietary Information and Goodwill have unique value to Company, are not generally known or readily available to Company's competitors, and could only be developed by others after investing significant time and money. Company would not make such Proprietary Information and Goodwill available to Executive unless Company is assured that all such Proprietary Information and Goodwill will be held in trust and confidence by Executive. Executive hereby acknowledges that to use this Proprietary Information and Goodwill except for the benefit of Company would be a breach of such trust and confidence and in violation of Executive's common law Duty of Loyalty to the Company.

L. RESTRICTIVE COVENANTS: In recognition of Paragraph K, above, Executive hereby agrees that during the Initial Term and the Extended Term, if any, of this Agreement, and thereafter as specifically agreed herein:

         1. NON-SOLICITATION OF EMPLOYEES: Except in the proper performance of this Agreement, Executive shall at no time directly or indirectly solicit or otherwise encourage or arrange for any employee to terminate employment with Company while employed by the Company and for a period of one (1) year following Executive's termination of employment.

         2. NON-DISCLOSURE: Except in the proper performance of this Agreement, Executive shall not directly or indirectly disclose or deliver to any other person or business, any Proprietary Information obtained directly or indirectly by Executive from, or for, Company.

         3. NON-SOLICITATION OF CUSTOMERS BY UNFAIR PRACTICES: Executive agrees that at all times after the termination of this Agreement, Executive shall not seek, solicit, divert, take away, obtain or accept the patronage of any customer or sales prospect of Company through the direct or indirect use of any Proprietary Information of Company, or by any other unfair or unlawful business practice.

         4. NON-SOLICITATION: Executive agrees that for a reasonable time after the termination of this Agreement, which Executive and Company hereby agree to be one (1) year, Executive shall not directly or indirectly, for Executive or for any

                                      INITIALS: EXECUTIVE /s/HCS  COMPANY /s/MCH

EXHIBIT 10.22                                                       Page 5 of 13

                  other person or business, seek, solicit, divert, take away, obtain or accept any customer account or sales prospect with which Executive had direct business involvement on behalf of Company within the one (1) year period prior to termination of this Agreement.

         5. LIMITATIONS: Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the State of Employment, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices.

M. MODIFICATION OF EMPLOYMENT: At any time during the then current Initial or Extended Term, as applicable, of this Agreement, a majority of the Board shall have the absolute right, with or without cause and without terminating this Agreement or Executive's employment hereunder, to modify the nature of Executive's employment for the remainder of the then current Initial or Extended Term, as applicable, of this Agreement, from that of a full-time employee to that of a part-time employee ("Modification Period"). The Modification Period shall commence immediately upon Company giving Executive written notice of such change.

         1.       MODIFICATION ACTIONS: Upon commencement of the Modification
                  Period: (a) Executive shall immediately resign as a full-time employee of Company and as an officer and/or director of Company and of any Company subsidiaries, as applicable, (b) Executive shall promptly return all Company property in Executive's possession to Company, including but not limited to any motor vehicles, equipment, supplies and documents set forth in Paragraph J hereof, and (c) Company shall pay Executive when due any and all, previously earned but as yet unpaid, salary, bonus pursuant to Paragraph X.2.c or other contingent compensation, reimbursement of business expenses and fringe benefits.

         2. MODIFICATION OBLIGATIONS: During the Modification Period: (a) Company shall continue to pay Executive's monthly salary pursuant to Paragraph F.1 hereof, and to the extent available under the Company's group insurance policies, continue to provide Executive with the same group health and life insurance (subject to Executive continuing to pay the employee portion of any such premium) to which Executive would be entitled as a full-time employee, with the understanding and agreement that such monthly salary and group insurance, if available, shall constitute the full extent of Company's obligation to compensate Executive, (b) Executive shall not be eligible or entitled to receive or participate in any bonus or fringe benefits other than the aforementioned group insurance, if available, (c) in the alternative, Executive may exercise rights under COBRA to obtain medical insurance coverage as may be available to Executive, (d) Executive shall be deemed a part-time employee and not a full-time employee of Company,
                  (e) Executive shall provide Company with such occasional executive or managerial services as reasonably requested by the person(s) designated by the Board, except that failure to render such services by reason of any physical or mental illness or disability other than Total Disability or death as set forth in Paragraph O.2 hereof, or unavailability because of absence from the State of Employment hereunder, shall not affect Executive's right to receive such salary and (f) Company shall pay directly or reimburse Executive in accordance with the provisions of Paragraph G hereof for reasonable business expenses of Company incurred by Executive in connection with such services requested by the person(s) designated by the Board.

                                      INITIALS: EXECUTIVE /s/HCS  COMPANY /s/MCH

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EXHIBIT 10.22                                                       Page 6 of 13

         3. MODIFICATION PERIOD: The Modification Period shall continue until the earlier of: (a) Total Disability or death as set forth in Paragraph O.2 hereof, (b) termination of this Agreement by Company for "just cause" as hereinafter defined,
                  (c) Executive accepting employment or receiving any other compensation from operating, assisting or otherwise being involved, invested or associated with any business that is similar to or competitive with any business in which Company is engaged on the commencement date of the Modification Period, or (d) expiration of the then current Term of this Agreement.

N.       EXTENSION OF EMPLOYMENT:

         1. RENEWAL: Absent at least ninety (90) days written Notice of Termination of Employment or Notice of Non-Renewal from Company to Executive prior to expiration of the then current Initial or Extended Term, as applicable, of this Agreement, employment hereunder shall continue for an Extended Term (or another Extended Term, as applicable) of one year, by which Executive and Company intend that all terms and conditions of this Agreement shall remain in full force and effect for another twelve (12) months, except that the Base Salary as defined in Paragraph X.1.a may be increased as set forth in Paragraph X.1.b during the Extended Term.

         2. NOTICE OF NON-RENEWAL: In the event that Notice of Non-Renewal is given ninety (90) days prior to the expiration of the then Initial or Extended Term, as applicable, of this Agreement, employment shall continue on an "at will" basis following the expiration of such Initial or Extended Term. In such event, Company shall have the right to change the terms and conditions of Executive's employment, including but not limited to Executive's position and/or compensation.

O.       TERMINATION OF EMPLOYMENT:

         1.       a.       TERMINATION UPON EXPIRATION OF TERM: Subject to at
                           least ninety (90) days prior written Notice of Termination of Employment, Executive's employment shall terminate, with or without cause, at the expiration of the then current Initial or Extended
                           Term. Company has the option, without terminating this Agreement, of placing Executive on a leave of absence at the full compensation set forth in Paragraph F hereof, for any or all of such notice period.

                  b. TERMINATION FOR CAUSE: Except as provided in Paragraph O.1.a, the Company shall have the right to terminate Executive's employment hereunder at any time during the then current Initial or Extended Term, as applicable, of this Agreement, without notice subject only to a good faith determination by a majority of the Board of "just cause." "Just cause" includes but is not limited to any (i) theft or dishonesty, (ii) more than one instance of neglect or failure to perform employment duties, (iii) more than one instance of inability or unwillingness to perform employment duties, (iv) insubordination, (v) abuse of alcohol or other drugs or substances affecting Executive's performance of his or her employment duties, (vi) material and willful breach of this Agreement, (vii) other misconduct, unethical or unlawful activity, or for (vii) a conviction of or plea of "guilty" or "no contest" to a felony under the laws of the United States or any state thereof.

                                      INITIALS: EXECUTIVE /s/HCS  COMPANY /s/MCH

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EXHIBIT 10.22                                                       Page 7 of 13

                  c. VOLUNTARY TERMINATION BY EXECUTIVE: At any time during the then current Initial or Extended Term, as applicable, of this Agreement and with or without cause, Executive may terminate employment hereunder by giving Company ninety (90) days prior written notice.

         2. DISABILITY: Employment hereunder shall automatically terminate upon the total disability ("Total Disability") or death of Executive. Total Disability shall be deemed to occur on the ninetieth (90th) consecutive or non-consecutive calendar day within any twelve (12) month period that Executive is unable to perform the duties set forth in Paragraph C hereof because of any physical or mental illness or disability. Company shall pay when due to Executive or, upon death, Executive's designated beneficiary or estate, as applicable, any and all, previously earned but as yet unpaid, salary, bonus pursuant to Paragraph X.2.c, other contingent compensation, reimbursement of business expenses and fringe benefits which would have otherwise been payable to Executive under this Agreement, through the end of the month in which Total Disability or death occurs.

         3. ACTIONS UPON TERMINATION: Upon termination of employment hereunder, Executive shall immediately resign as an employee of Company and as an officer and/or director of Company and of any Company subsidiaries, as applicable. Executive shall promptly return and release all Company property in Executive's possession to Company, including but not limited to, any motor vehicles, equipment, supplies, passwords and documents set forth in Paragraph J hereof. Company shall pay Executive when due any and all, previously earned but as yet unpaid, salary, bonus pursuant to Paragraph X.2.c, other contingent compensation, reimbursement of business expenses and fringe benefits.

P. GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment hereunder.

Q.       ARBITRATION CLAUSE:

         1. ARBITRATION AGREEMENT: Except for the interpretation and enforcement of injunctive relief pursuant to Paragraph R hereof (which shall be subject to litigation in any court having proper jurisdiction), any claim or dispute related to or arising from this Agreement (whether based in contract or tort, in law or equity) including, but not limited to, claims or disputes between Executive and Company or its directors, officers, employees and agents regarding Executive's employment or termination of employment hereunder, or any other business of Company, shall be resolved by a neutral arbitrator agreed upon by both parties, through mandatory, final, binding arbitration in accordance with the procedural and discovery rules of the American Arbitration Association.

         2. COST OF ARBITRATION: The cost of such arbitration shall be borne by the Company. Any such arbitration must be requested in writing within one (1) year from the date the party initiating the arbitration knew or should have known about the claim or dispute, or all claims arising from that dispute are forever waived. Any such arbitration (or court proceeding as applicable hereunder) shall be held in the city and/or county of employment hereunder. Judgment upon the award rendered through such arbitration may be entered and enforced in any court having proper jurisdiction.

                                      INITIALS: EXECUTIVE /s/HCS  COMPANY /s/MCH

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EXHIBIT 10.22                                                       Page 8 of 13

R.       REMEDIES & DAMAGES:

         1. INJUNCTIVE RELIEF: The parties agree that, in the event of a material breach or threatened material breach of Paragraphs K and/or L hereof, the damage or imminent damage to the value of Company's business shall be impractical and/or impossible to estimate or ascertain, and therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that Company shall be entitled to the immediate issuance of a restraining order or an injunction against Executive in the event of such breach or threatened breach, in addition to any other relief available to Company pursuant to this Agreement or under law.

         2. DAMAGES: Executive agrees that damages resulting from any such breach which involves any customer of Company shall be the actual damages according to proof, as determined by an arbitrator pursuant to Paragraph Q, above.

         3. WITHHOLDING AUTHORIZATION: To the full extent permitted under the laws of the State of Employment hereunder, Executive authorizes Company to withhold from any severance payments otherwise due to Executive and from any other funds (other than wages) held for Executive's benefit by Company, any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending arbitration between the parties as provided for herein.

S. NO WAIVER: Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.

T. SEVERABILITY: The provisions of this Agreement are severable. If any arbitrator (or court as applicable hereunder) rules that any portion of this Agreement is invalid or unenforceable, the arbitrator's or court's ruling shall not affect the validity and enforceability of other provisions of this Agreement. It is the intent of the parties that if any provision of this Agreement is ruled to be overly broad, the arbitrator or court shall interpret such provision with as much permissible breadth as is allowable under law rather than consider such provision void.

U. SURVIVAL: All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to the Restrictive Covenants and Arbitration Clause herein, shall remain in full force and effect after the termination of this Agreement.

V. REPRESENTATIONS: Executive represents and agrees that he or she has carefully read and fully understands all of the provisions of this Agreement, that he or she is voluntarily entering into this Agreement and has been given an opportunity to review all aspects of this Agreement with an attorney, if he or she chooses to do so.

W.       NOTICES:

         1. ADDRESSES: Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, bonded messenger or overnight express, to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

                                      INITIALS: EXECUTIVE /s/HCS  COMPANY /s/MCH

EXHIBIT 10.22                                                       Page 9 of 13

                  EXECUTIVE:        HENRIK C. SLIPSAGER
                                    17 Stratton Road
                                    Purchase, NY10577

                                      INITIALS: EXECUTIVE /s/HCS  COMPANY /s/MCH

EXHIBIT 10.22                                                      Page 10 of 13

                  COMPANY: ABM INDUSTRIES INCORPORATED 160 Pacific Avenue, Suite 222
                                    San Francisco, CA  94111
                                    Attention:  Board of Directors

                  COPY:             ABM INDUSTRIES INCORPORATED
                                    160 Pacific Avenue, Suite 222
                                    San Francisco, CA  94111
                                    Attention: General Counsel

         2. RECEIPT. Any such Notice shall be assumed to have been received when delivered in person, or forty-eight (48) hours after being sent in the manner specified above.

X.       SPECIAL PROVISIONS:

         1.       BASE SALARY:

                  a. Executive's base salary ("Base Salary") for the Fiscal Year that began November 1, 2003, shall be Six Hundred Seventy Seven Thousand Nine Hundred Fifty dollars ($677,950), subject to the provisions contained in Subparagraph b, below. The capitalized term "Fiscal Year" used in this agreement means the period beginning on November 1 and ending on October 31 of the following calendar year or such other period as shall be designated by the Board as the Company's fiscal year.

                  b. Effective November 1, 2004, and at the beginning of each Fiscal Year thereafter, Executive shall be eligible, at the sole discretion of a majority of the members of the Board determined by the Board to be "independent directors" (the "Independent Directors"), to receive a merit increase based on Executive's job performance.

                  c. At the sole discretion of the Independent Directors, the Company may grant a salary adjustment at any time for reasons deemed appropriate by the Independent Directors, including but not limited to a change in Executive's duties resulting in a material increase in responsibility.

         2. BONUS: Subject to pro-ration in the event of modification or termination of employment hereunder and further subject to the requirement set forth under Subparagraph d, below, Executive shall be entitled to participate in the Company's incentive compensation plan which provides for a performance-based bonus ("Bonus") contingent on the achievement of corporate objectives for each Fiscal Year, or partial Fiscal Year, of employment hereunder during the Initial Term, and during the Extended Term, if any, of this Agreement, as follows:

                  a. A target Bonus for each Fiscal Year ("Target Bonus") shall be established equal to 50% of Executive's Base Salary for the Fiscal Year.. Executive's Actual Bonus may range from zero percent (0%) to seventy-five percent (75%) of Base Salary (the "Bonus Range") with the amount earned determined based on an assessment of performance against criteria (the "Performance Criteria") established annually by the Executive Compensation and Stock Option Committee of the Board (the

                                      INITIALS: EXECUTIVE /s/HCS  COMPANY /s/MCH

EXHIBIT 10.22                                                      Page 11 of 13

                           "Committee"). Performance Criteria may include both Company and individual objectives, may be both qualitative and quantitative in nature and shall be established and communicated to Executive no later than thirty (30) days after the beginning of the Fiscal Year to which they apply. The assessment of Executive's performance (the "Performance Assessment") for each Fiscal Year shall be the responsibility of the Committee. The determination of the Actual Bonus for each Fiscal Year shall be the responsibility of the Independent Directors.

                  b. The Committee reserves the right at any time to adjust the Performance Criteria in the event of a Significant Transaction (as defined below) during a Fiscal Year and/or for any unanticipated and material events that are beyond the control of the Company, including but not limited to acts of god, nature, war or terrorism, or changes in the rules for financial reporting set forth by the Financial Accounting Standards Board, the Securities and Exchange Commission, rules of the New York Stock Exchange and/or for any other reason which the Committee determines, in good faith, to be appropriate. For purposes of this Agreement, the term "Significant Transaction" shall mean the Company's acquisition or disposition of a business or assets which the Company is required to report under Item 2 of the SEC Form 8-K.

                  c. The Company shall pay Executive the Actual Bonus for each Fiscal Year following completion of the audit of the Company's financial statements and determination of the Actual Bonus by the Independent Directors, but not later than seventy-five (75) days after the end of the Fiscal Year. The Company in its sole discretion may pay any Actual Bonus earlier. In the event of modification or termination of employment hereunder, the Company shall pay Executive, within seventy-five (75) days thereafter, a prorated portion of the Target Bonus based on the fraction of the Fiscal Year that has been completed prior to the date of modification or termination.

                  d. Absent bad faith or material error, any conclusions of the Committee or the Independent Directors with respect to the Performance Criteria, the Performance Assessment, or the Actual Bonus shall be final and binding upon Executive and Company.

                  e. Notwithstanding the foregoing Paragraphs X.2.a, X.2.b, and X.2.c, except as authorized under Paragraph X.2.e no Bonus for any Fiscal Year of the Company shall be payable unless the Company's Earnings Per Share ("EPS") for the Fiscal Year then ending is equal to or greater than eighty percent (80%) of the Company's EPS for the previous Fiscal Year of the Company, in each case excluding any gains and losses from sales of discontinued operations and any WTC Related Gain. For purposes of this Agreement, the term "WTC Related Gain" shall mean the total amount of all items of income included in the Company's audited consolidated financial statements for any Fiscal Year that result from the Company's receipt of insurance proceeds or other compensation or damages due to the Company's loss of property, business or profits as a result of the destruction of the World Trade Center on September 11, 2001.

                                      INITIALS: EXECUTIVE /s/HCS  COMPANY /s/MCH

EXHIBIT 10.22                                                      Page 12 of 13

                  f. Notwithstanding any other provision hereof, the Independent Directors may, prior to the beginning of any Fiscal Year, approve and notify the Executive of a modification to the Target Bonus or the Bonus Range. The Independent Directors' decision in this regard shall be deemed final and binding on Executive. In addition, the Independent Directors reserve the right at any time to grant a discretionary incentive bonus, which shall not be subject to any maximum Bonus provisions or limitations.

         3. POST RETIREMENT HEALTH INSURANCE ASSISTANCE: If and only after Executive retires from employment with Company at age sixty-five (65) or later and concluding no later than ten (10) years thereafter ("Consultancy Period"), the Company shall provide Executive and his spouse with reimbursement for dental coverage comparable to that provided to other Company executive officers together with coverage commonly known as Medicare Supplement or Medigap Insurance to supplement Medicare coverage furnished by the federal government to retirees; provided, however, that Executive and his spouse shall pay Company the then current premium contribution charged by Company to its executive officers for their medical and dental coverage, and Company's cost of such reimbursement shall not exceed a combined amount of $10,000 in any Fiscal Year for Executive and his spouse, or $5,000 in the event of the death of either. In the event that Executive retires, dies, or otherwise terminates employment prior to age 65, Company shall have no obligations under this subparagraph 3.

                  In consideration of the above, during the Consultancy Period:
                  (a) Executive shall provide Company with such occasional executive or managerial services as reasonably requested by the Company, (b) Company shall pay directly or reimburse Executive for previously approved reasonable business expenses incurred by Executive in connection with such services upon presentation to Company by Executive within sixty (60) days after incurring such expenses, of an itemized request for payment including the date(s) and receipt(s) for all such expenses in excess of twenty-five dollars ($25) each, (c) Executive shall not be eligible or entitled to receive or participate in any other of the Company's then current fringe benefits and (d) Executive shall be deemed an independent contractor and not an employee of the Company.

Y. SCOPE OF CERTAIN PROVISIONS: All references to Company in Paragraphs H, J, K, L, O.3 and R in this Agreement shall include Company, and its subsidiary corporations and other Company affiliates.

Z. ENTIRE AGREEMENT: Unless otherwise specified herein, this Agreement sets forth every contract, understanding and arrangement as to the employment relationship between Executive and Company, and may only be changed by a written amendment signed by both Executive and Company.

         1. NO EXTERNAL EVIDENCE: The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.

         2. SUPERSEDES OTHER AGREEMENTS: It is specifically understood and accepted that this Agreement supersedes all oral and written employment agreements between Executive and Company prior to the date hereof, as well as all conflicting provisions of Company's Guidelines for Corporate Approval and its

                                       INITIALS: EXECUTIVE /s/HCS COMPANY /s/MCH

EXHIBIT 10.22                                                      Page 13 of 13

                  Human Resources Manual, including but not limited to the termination, discipline and discharge provisions contained therein.

         1. AMENDMENTS: This Agreement may not be amended except in a writing approved by the Board and signed by the Executive and two (2) Independent Directors.

FULL KNOWLEDGE & UNDERSTANDING: Executive and Company hereby acknowledge that they have carefully read and fully understand all terms and conditions of this Agreement, that they have been given an opportunity to review all aspects of this Agreement with an attorney if they so choose, and that they are voluntarily entering into this Agreement with full knowledge of the benefits and burdens, and the risks and rewards, contained herein.

IN WITNESS WHEREOF, Executive and two (2) Independent Directors have executed this Agreement as of the date set forth above:

         EXECUTIVE:        HENRIK C. SLIPSAGER

                           Signature: /s/ Henrik C. Slipsager
                                      -------------------------------

                           Date:      December 2, 2003

         COMPANY:          ABM INDUSTRIES INCORPORATED

                           Signature: /s/ Maryellen C. Herringer
                                      -------------------------------
                                      Maryellen C. Herringer

                           Title: Chair of the Compensation Committee Board of Directors

                           Date:      December 2, 2003

                           Signature: /s/ Charles T. Horngren
                                      -------------------------------
                                      Charles T. Horngren

                           Title:     Chair of the Audit Committee
                                      Board of Directors

                           Date:      December 2, 2003

                                      INITIALS: EXECUTIVE /s/HCS  COMPANY /s/MCH